Exhibit 77I

Terms of New or Amended Securities

1. At the September 11, 2008 Board meeting, the Board of Trustees of ING Equity Trust approved the 12b-1 Fee Waiver on behalf of ING Value Choice Fund. ING Funds Distributor, LLC (the “Distributor”) will waive up to 0.25% of the shareholder services fee payable to the Distributor for classes A, B, C, and O of the Fund effective September 30, 2008.

2. At the September 11, 2008 Board meeting, the Board of Trustees of ING Equity Trust renewed the Waiver Letter to the Service and Distribution Plan on behalf of ING Financial Services Fund. Pursuant to this Waiver Letter, the Distributor will waive its entire distribution fee of 0.10% for Class A shares. The Wavier Letter expired October 1, 2008 and is renewed through October 1, 2009.

3. At the November 14, 2008 Board meeting, the Board of Trustees of renewed the Waiver Letter to the Service and Distribution Plan on behalf of ING MidCap Opportunities Fund and ING SmallCap Opportunities Fund. Pursuant to this Waiver Letter the Distributor will waive 0.05% of its distribution free for Class A shares effective September 23, 2008 through October 1, 2009.